Supercedes Agreement Dated [text deleted due to confidential treatment]

                                C O N T R A C T
           Dated [text deleted due to confidential treatment] Between

                            EASTMAN CHEMICAL COMPANY
                                    "Seller"

                        Kingsport, Tennessee, USA 37662

                                      and


BUYER - Ultra Pac, Inc.
        21925 Industrial Boulevard
        Rogers, Minnesota 55374-9474

Attention Mr. Dan Erikstrup


Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the materials herein described during the period beginning July 1, 1996, and ending December 31, 1997, and according to the further provisions hereof:

MATERIALS -  EASTAPAK(R) PET 9921 Thermoplastic Polyester (APET)
             EASTAPAK(R) PET 12822 Thermoplastic Polyester (CPET)

PACKAGING AND DELIVERIES - Delivered in Bulk Rail

QUANTITY - Buyer agrees to purchase during the following periods the minimum quantities specified below. Seller agrees to sell during the following periods the minimum quantities specified below, plus such additional quantities as may be requested by Buyer prorated for fractions of a calendar year.

                  August 2, 1996, to December 31, 1997 - [text deleted due to confidential treatment] Pounds Per Calendar Year Combined of PET 12822 and PET 9921

Buyer shall give Seller reasonable notice covering shipments and Seller, at its election, may limit the quantity shipped in any [text deleted due to confidential treatment] to the minimum contract quantity divided by [text deleted due to confidential treatment] in the contract period.

Buyer will forecast material requirements by product each quarter so negotiating between Buyer and Seller can be concluded 60 days prior to the beginning of any [text deleted due to confidential treatment].

PRICE AND TERMS OF PAYMENT - The price and terms are negotiated between Buyer and Seller to be agreed upon by the parties from time to time and is maintained in the competitive price document files separate from this agreement.

If agreement on price is not reached, this contract will terminate [text deleted due to confidential treatment] days after notice in writing by either party to the other.

During the term of this agreement, a maximum price shall be in effect for EASTAPAK(R) PET 12822 at [text deleted due to confidential treatment] per pound for railcar quantities and, for EASTAPAK(R) PET 9921, a maximum price of [text deleted due to confidential treatment] per pound for railcar quantities shall be in effect.

[text deleted due to confidential treatment], by mailing Buyer written notice thereof at least thirty (30) days before the [text deleted due to confidential treatment] becomes effective; and the [text deleted due to confidential treatment] shall continue in effect unless and until [text deleted due to confidential treatment] by Seller or again [text deleted due to confidential treatment] in the same manner. However, on orders acknowledged before the date of announcement of a [text deleted due to confidential treatment] and shipped within thirty (30) days after acknowledgment, the price in effect on date of acknowledgment will apply. On any order or any part of an order shipped thirty
(30) days or more after the date of acknowledgment, whether in accordance with the terms of the order or any other cause whatever, the price in effect on date of shipment will apply. Buyer shall have the right to cancel the undelivered portion of the material to which the [text deleted due to confidential treatment] applies by mailing Seller written notice of cancellation before the [text deleted due to confidential treatment] becomes effective unless Seller shall, within ten (10) days after receipt of such cancellation notice, mail Buyer written notice rescinding the [text deleted due to confidential treatment] price [text deleted due to confidential treatment]. If any law, governmental order, regulation or rule [text deleted due to confidential treatment] Seller from making a price [text deleted due to confidential treatment] or requires any price [text deleted due to confidential treatment], Seller, by mailing written notice to Buyer, shall have the right immediately to terminate this contract.


                               CONDITIONS OF SALE

1.      Prices

        Prices for the materials sold under this agreement shall be Eastman's prices in effect on the date of shipment, unless otherwise agreed in writing. Buyer will also pay any applicable taxes. If payments are not made when due, or if Eastman has reason to believe that Buyer has unsatisfactory financial responsibility, Eastman may require cash in advance or other payment terms, suspend shipments, or cancel this agreement.

2.      Limited Warranty

        Eastman warrants that the materials will meet its written specifications and were produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended, and all other federal and state laws and regulations applicable to the materials and Eastman's sale of them under this agreement. Eastman also warrants that it has good and free title to the materials and that the materials will not infringe any valid claim of any United States' patent covering the materials themselves, but Eastman does not warrant against infringement by reason of the use of the materials in combination with other products or in the operation of any process. Eastman may discontinue deliveries of any materials, the manufacture, sale or use of which in its opinion would involve patent infringement. EASTMAN MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

3.      Inspection; Limitation of Liability; Buyer's Remedy

        Buyer must promptly inspect the materials upon their delivery and must notify Eastman in writing of any claims within 45 days of their date of delivery. Eastman's maximum liability and Buyer's sole remedy in the event of delivery of materials that fail to comply with the terms of this agreement, or for any other breach by Eastman under this agreement, is a refund of the purchase price or, at Buyer's option and subject to availability, supply of replacement materials, freight charges to be borne by Eastman. IN NO EVENT SHALL EITHER EASTMAN OR BUYER BE LIABLE FOR ANY CONSEQUENTIAL OR OTHER INCIDENTAL DAMAGES UNDER THIS AGREEMENT, WHETHER OR NOT CAUSED BY SUCH PARTY'S NEGLIGENCE.

4.      Technical Information; Hazards and Precautionary Procedures

        Any technical information or assistance Eastman or any of its affiliates provides is given and accepted at Buyer's risk and is not a warranty or a specification. Buyer agrees that it will familiarize itself with all hazards and precautionary procedures with respect to the handling, transportation or use of the materials or products made in whole or in part from the materials, and the containers in which such materials or products are shipped, and will manage the materials, products and containers accordingly. Buyer will forward any product safety information provided by Eastman or its affiliates to Buyer's employees, to all others who handle the materials, and to its customers. Buyer agrees, notwithstanding anything herein to the contrary, to indemnify Eastman and its affiliates for any claims made against Eastman or its affiliates and for associated damages and expenses (including reasonable attorneys' fees and expenses), to the extent caused by Buyer's failure to familiarize itself with such hazards and precautionary procedures, to manage accordingly, or to forward such information.

5.      Quantity

        On bulk marine vessel shipments, claims may not be made for shortages of less than [text deleted due to confidential treatment] of the net weight. On bulk tank trucks, bulk tank cars, or packaged shipments, claims may not be made for shortages of less than [text deleted due to confidential treatment] of net weight.

        Delivery of within [text deleted due to confidential treatment] of the quantity requested shall be accepted by Buyer as complying with the order, although Buyer must pay for only the quantity actually delivered.

6.      Force Majeure; Governmental Actions

        Neither Buyer nor Eastman shall be liable for failure of such party to perform where such failure is caused by war, fire, accident, strike, labor trouble or shortages, equipment breakdown, governmental laws, regulations, orders or decrees (including those relating to environmental matters), unavailability of materials, containers or transportation, or acts of God or other causes beyond such party's control, and upon the occurrence of any such event pertaining to Eastman, [text deleted due to confidential treatment]. If a governmental action substantially affects Eastman's right to establish prices or transportation terms, Eastman may terminate this agreement on 30 days' notice.

7.      Title; Containers and Railcars

        Unless it is otherwise indicated elsewhere in this agreement, delivery and sales terms are [text deleted due to confidential treatment]. Buyer is responsible for protecting and returning in good condition any returnable drums or other containers, or railcars provided by Eastman, which will at all times remain Eastman's property. Buyer is responsible for ensuring that such drums, containers or railcars are "empty" before return. Railcars for bulk shipments will be furnished to Buyer without charge for a period prescribed by Eastman. Such railcars may be retained thereafter only with Eastman's prior consent and subject to Eastman's current daily charges.

8.      Miscellaneous

        This agreement consists only of the terms on both sides of this document and any attachments hereto. Any modifications must be in writing and signed by both parties. A waiver by Eastman with respect to any breach by Buyer shall not constitute a waiver of any other breach. This agreement shall be deemed to have been entered into in Kingsport, Tennessee and the laws of the State of Tennessee shall apply.

TRANSPORTATION - [text deleted due to confidential treatment]. Seller reserves right to select route and method of shipment. If Buyer requests and Seller agrees to a route or method involving higher than lowest rate, Buyer shall pay the excess transportation costs.

CONDITIONS - The conditions set forth on the reverse side hereof are a part of this contract.

ULTRA PAC, INC.                           EASTMAN CHEMICAL COMPANY

By /s/ Dan Erikstrup                      By /s/
  -----------------------------------        -----------------------------------

Title  Director of Operations             Title Vice President & General Manager
      -------------------------------           --------------------------------